AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 24th day of February, 2009, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended (the "Fund Accounting Agreement"), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the FundX Upgrader Fund, the FundX Stock Upgrader Fund, the FundX Aggressive Upgrader Fund, the FundX Conservative Upgrader Fund, the FundX Flexible Income Fund, the FundX ETF Upgrader Fund, the FundX ETF Aggressive Upgrader Fund, the FundX Tactical Upgrader Fund and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the parties desire to amend said Fund Accounting Agreement to add the FundX Tactical Total Return Fund; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D is hereby superseded and replaced with amended Exhibit D attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Robert M. Slotky	By: /s/Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit D to the
 Professionally Managed Portfolios Fund Accounting Servicing Agreement
DAL Investment Company (February, 2009)

Name of Series FundX Upgrader Fund FundX Aggressive Upgrader Fund FundX Conservative Upgrader Fund FundX Flexible Income Fund FundX Tactical Total Return Fund	FundX ETF Upgrader Fund FundX ETF Aggressive Upgrader Fund FundX Stock Upgrader Fund FundX Tactical Upgrader Fund

Fee Schedule for FundX Upgrader Funds
effective 2/1/2007

Fund Complex*
$180,000 min on the first $350 million
1 basis point on the next $650 million
0.25 basis points on the balance

Multiple Classes

Each class is an additional 25% of the charge of the
initial class.
Master/Feeder Funds
Each master and feeder is charged according to the
schedule.
Multiple Manager Funds
Additional base fee:
$15,000 per sub-advisor per fund (domestic equity, balanced funds)
$19,000 per sub-advisor per fund (international, fixed income, short or derivative funds, money market funds)

Extraordinary services – quoted separately

Conversion Estimate – one month’s fee (if necessary)

*Subject to CPI increase, Milwaukee MSA.

NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses, including pricing, corporate action, and factor services:

•  $.15  Domestic and Canadian Equities
•  $.15  Options
•  $.50  Corp/Gov/Agency Bonds
•  $.80  CMO's
•  $.50  International Equities and Bonds
•  $.80  Municipal Bonds
•  $.80  Money Market Instruments
•  $125 /fund/month - Mutual Fund Pricing

Factor Services (Bondbuyer)
Per CMO - $1.50/month
Per Mortgage Backed - $0.25/month
Minimum - $300/month